EXHIBIT (5)
FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
March 17, 2005	CLIENT/MATTER NUMBER 031766-0172

Harley-Davidson, Inc.
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208

Ladies and Gentlemen:

        We have acted as counsel for Harley-Davidson, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Form S-8 Registration Statement (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 12,000,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), and related Preferred Share Purchase Rights (the “Rights”), which may be issued pursuant to the Harley-Davidson, Inc. 2004 Incentive Stock Plan (the “Plan”). The terms of the Rights issuable under the 2004 Plan are as set forth in that certain Rights Agreement (the “Rights Agreement”), dated as of February 17, 2000, between Harley-Davidson, Inc. and Computershare Investor Services, LLC (as successor trustee to Firstar Bank, N.A.).

        We have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Rights Agreement; (iv) the Company’s Restated Articles of Incorporation and By-Laws, as amended to date; (v) resolutions of the Company’s Board of Directors and shareholders relating to the Plan; and (vi) such other documents and records as we have deemed necessary to enable us to render this opinion.

        Based upon the foregoing, we are of the opinion that:

        1.     The Company is a corporation validly existing under the laws of the State of Wisconsin.

        2.     The Common Stock, when delivered from treasury and paid for in the manner set forth in the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the Company for services performed not to exceed six (6) months’ service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

        3.     The Rights to be issued with the Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH

FOLEY

Harley-Davidson, Inc.
March 17, 2005

        We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours, /s/ Foley & Lardner FOLEY & LARDNER